EXHIBIT 99.1

     VaxGen Further Restructures to Preserve Cash As It Pursues Strategic Initiatives South San Francisco, Calif. - September 13, 2007 - VaxGen Inc. (Pink
Sheets: VXGN.PK) today announced further cost-cutting measures consistent with its continuing commitment to align its cost structure with its pursuit of strategic initiatives.

     VaxGen is reducing its workforce from 61 to 27 employees, which the company expects will lower its monthly cash expenditures used in operating activities to $1.4 million. The company will incur a restructuring charge of approximately $1.1 million in connection with this action. The terminations include executive officer Lance Ignon, Vice President of Corporate Affairs. This is VaxGen's third restructuring since the U.S. Department of Health and Human Services (HHS) cancelled the company's contract to provide a modern anthrax vaccine for civilian biodefense in December 2006.

     "Throughout this year we have retained only those resources that management felt could build value for our shareholders, either because they enhanced our ability to complete a strategic transaction or they were required to meet essential business objectives," said James P. Panek, VaxGen's President and CEO. "Based on our understanding of the nature and structure of such potential transactions, we are now able to take this further restructuring action. We remain optimistic about completing a strategic transaction and are in various stages of discussions with a variety of companies."

     VaxGen has retained key resources necessary to support its pursuit of strategic transactions, including key scientific personnel for technical due diligence. The company has also retained people associated with the company's financial reporting obligations to the Securities and Exchange Commission. "These are not easy decisions, especially when you are talking about letting go of many talented and dedicated employees," Mr. Panek said. "In particular, Lance Ignon has tirelessly and competently fulfilled a variety of responsibilities during his more than seven years of service to VaxGen. Nonetheless, these staffing decisions are appropriate given the opportunities we are pursuing and the obligation we have to our shareholders."

     About VaxGen VaxGen is a biopharmaceutical company based in South San Francisco, California. For more information, please visit the company's web site at www.vaxgen.com.
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         Contact:
         Matthew Pfeffer
         CFO
         (650) 624-2477

     Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the company's ability to reduce monthly cash expenditures used in operating activities and the possibility of selling or merging the company's remaining assets. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.